Exhibit 10.34


                             Ten Peaks Capital Corp.
                          2748 Adeline Street, Suite A
                               Berkeley, CA 94703
               Telephone: (510) 843-1842 Facsimile: (510) 843-0901


May 14, 1999


Mr. Frank M. Clark
President and Chief Executive Officer
Surgical Safety Products, Inc.
2018 Oak Terrace
Sarasota, FL 34231

Via Facsimile: (941) 924-0315

Dear Frank:

Please accept the fee schedule (the ASchedule@), and the miscellaneous provision (the AMiscellaneous Provisions@) to the Schedule (collectively, the Schedule and the Miscellaneous Provisions are referred to as the AAgreement@), as described herein below, as acknowledgment by Surgical Safety Products, Inc. and any of its affiliates (collectively, the ACompany@) of the compensation that shall be paid to Ten Peaks Capital Corp. and any of its affiliates (collectively, ATPC@), as a Finder=s Fee (The AFee@) for successfully securing financing for the Company as further described in sections 2,3 and 4 below, whether in the form of cash, equity or a combination thereof through direct investment or business combinations, including but not limited to an acquisition, merger, joint venture agreement, license agreement or partnership (a ATransaction@), for and on behalf of the Company from prospective investors or strategic partners identified by TPC (AIdentified Prospects@)1 and introduced by TPC to the Company in a meaningful way. The Fee may be paid to TPC in the form of cash, equity or any combination there of to be determined by good faith negotiations between TPC and the Company. During the term of the Agreement, TPC shall use its reasonable efforts to secure a Transaction for the Company. The Company will be under no obligation to consummate a Transaction with Identified Prospects.

The following is the Schedule of the Fee to be paid by the Company to TPC both upon the execution of the Agreement (the "Execution Date") and upon


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consummation by the Company during the term of the Agreement and for a period of six months there after of a Transaction involving Identified Prospects.

1.      Retainer fee.

The Company shall pay to TPC the one-time fee of four thousand dollars ($4,000) upon the execution of the Agreement (the AExecution Date@) by the Company. The fee shall be paid to TPC to cover the up-front expenses incurred by TPC for the entire term of the Agreement in an effort to secure a Transaction for the Company. The Company shall pay the Retainer Fee in the following manner: the Company shall inform its transfer agent to lease to TPC up to six thousand
(6,000) shares of the Company=s common stock, par value $0.001 (the ACommon Stock@). The shares shall be issued to TPC at the fair market value (the AFair Market Value=) of the Common Stock as of the Execution Date and as reported by Bloomberg, LLP on the Execution Date. However, if the Fair Market Value of the Common Stock is less than $0.66, then the Company shall pay the balance of the difference between the four thousand dollar ($4,000) Retainer Fee and the six thousand (6,000) shares of the Common Stock in cash.

2.   For Total Gross Proceeds of $1,000,000 or Less.

For any amount equal to or less than one million dollars ($1,0000,000), TPC shall be paid a sum equal to five percent (5%) of the total gross proceeds (the AGross Proceeds@), whether in the form of cash, equity or a combination thereof received by the Company.

3.   For   Total  Gross  Proceeds  of  greater  than  $1,000,00  and  less  than
$2,000,000.

For any amount greater than one million dollars $1,000,000) and less than two million dollars ($2,000,000), TPC shall be paid a sum equal to five percent (5%) of the Gross Proceeds.

4.   For Total Gross Proceeds in Excess of $2,000,000.

TPC shall be paid a sum equal to four percent (4%) of the next one million dollars ($1,000,000) raised in excess of the first two million dollars ($2,000,000) raised for the Company. After which, TPC shall be paid on a sliding scale; pursuant to which TPC shall receive an amount equal to the sum of three percent (3%) of the fourth one million dollars raised, two percent (2%) of the fifth one million dollars raised, and one percent (1%) for each additional one million dollars raised thereafter. Additionally, any fraction thereof shall be adjusted in accordance with the Schedule. For example, should the Company receive $1.5 million in a transaction, the Fee shall be equivalent to the sum of five percent (5%) of the first $1,000,000, plus five percent (5%) of the last $500,000 for a net value of the Fee equal to $75,000.

5. The Duties and Obligations (the "Duties and Obligations") of TPC pursuant to the Agreement.

The Duties and Obligations of TPC shall include, but not be limited to the following:




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TPC  shall   provide  the  Company  and  its   subsidiary   with  the  necessary
introductions to Identified Prospects, which shall include, but not be limited to, any individual person, company, partnership, or other entity that may provide the Company and the Company=s subsidiary with a financial and/or strategic opportunity; whereas, TPC shall seek an investment and or financial partner (the APartner@) for the Company and its subsidiary, which may include, but not be limited to the following: an outright financial investment by the Partner for the equity shares of the Company or its subsidiary, a financial investment by the Partner for a future stake in the revenues generated by the Company or its subsidiary; or a financial investment by the Partner for a combination of the Company=s and or its subsidiary=s equity and future revenue streams;

TPC shall provide the Company strategic advice and consultation with respect to ways in which to increase the Company=s equity share price;

TPC shall review, comment and edit both for content and structure all of the Company=s Securities and Exchange Commission filings, public releases (including all press releases), Aroad show@ materials, and that Company business plan and executive summary;

TPC shall provide the Company with the necessary access to the investment community. Access may include meetings with the Atop-tier@ investment banks, hedge-fund managers, mutual fund managers and other similar institutions within both the Asell-side@ and Abuy-side@ investment communities, in a concerned effort to provide the Company with increased visibility which may result in additional coverage and sponsorship; and

TPC shall provide the Company advice and consultation with regard to the Company=s day-to-day and long-term business, financial and strategic decisions.

5.  Miscellaneous Provisions.

5.1 The Term of the Agreement.

     The Term of the Agreement shall be three (3) months from the Execution Date. Should the Company, within the Term of the Agreement, enter into meaningful discussions and/or negotiations with an Identified Prospect, then the Term shall be automatically extended for an additional three (3) month period..

5.2  Consulting Arrangement.

     In  the  event  that  the  Company,   in  its  discretion,   consummates  a
Transaction, then the Company and TPC shall enter into a separate consulting agreement (the "Consulting Agreement"), which shall be in accordance with the following terms:

     (2)1 The term of the  Consulting  Agreement  (the ATerm@)  shall be six (6)
          months  from  the  date  of  consummation  of  the  Transaction;   and

     (2)2 The consulting fee (the AConsulting Fee@) shall be five thousand dollars ($5,000) per month, to be paid to TPC in the form of cash, equity or any combination thereof to be determined by good faith negotiations between TPC and the Company.

Should you have any questions or comments please do not hesitate to contact us at (510) 843-1842. Thank you for your time concerning the above matter and we look forward to helping Surgical Safety Products, Inc. achieve its financial goals.

Very truly yours,

Ten Peaks Capital Corp.


By:/s/ David A. Flake              By:/s/ John T. McCamant
   -------------------                --------------------
    David A. Flake, Esq.               John T. McCamant


ACCEPTED AND AGREED to this _14_ day of May 1999.

By:     /s/ Frank M. Clark
     ----------------------
        Frank M. Clark
        Safety Surgical Products, Inc.

Cc:     David Collins - Chief Financial Officer
        Irwin Newman

        DAR/daf


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1 "Identified Prospects" as defined above, shall include, but not be limited to, the following: any individual person; company, partnership, or any other entity which is recognized under the laws or statutes of the United States or any foreign jurisdiction.